Exhibit 99.1

Antero Resources Reports First Quarter 2019 Financial and Operational Results

Denver, Colorado, May 1, 2019—Antero Resources Corporation (NYSE: AR) (“Antero,” “Antero Resources”, or the “Company”) today released its first quarter 2019 financial and operational results.  The relevant condensed consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which has been filed with the Securities and Exchange Commission (“SEC”).

Basis of Financial Presentation

In connection with the closing of the previously announced simplification transaction between Antero Midstream GP LP and Antero Midstream Partners LP (“Antero Midstream Partners”) on March 12, 2019, among other things, Antero Midstream GP LP converted to a Delaware corporation and changed its name to Antero Midstream Corporation (“Antero Midstream”) and Antero Midstream Partners became Antero Midstream’s wholly owned subsidiary.  As of March 31, 2019, Antero Resources owned 31% of the shares of common stock of Antero Midstream.  Through March 12, 2019, Antero Midstream Partners’ results were consolidated within Antero Resources’ results.  Upon closing, Antero Midstream Partners was deconsolidated from Antero Resources and Antero Resources’ interests in Antero Midstream were accounted for under the equity method of accounting within Antero Resources’ results.  The GAAP results discussed below include the results of Antero Midstream Partners from January 1, 2019, through March 12, 2019, on a consolidated basis, and from March 13, 2019 to March 31, 2019, the results of Antero Midstream Partners are no longer consolidated. The non-GAAP results discussed below reflect the applicable results as if the simplification transaction had occurred at the beginning of the applicable period, unless otherwise noted.

Antero Resources First Quarter 2019 Highlights Include:

•                  Net daily gas equivalent production averaged 3,099 MMcfe/d (29% liquids by volume), a 30% increase over the prior year period

•                  Liquids production averaged 148,003 Bbl/d, a 44% increase over the prior year period, contributing 35% of total product revenues before hedges

•                  Liquids included oil production of 11,305 Bbl/d, C3+ NGL production of 97,710 Bbl/d and recovered ethane production of 38,989 Bbl/d, with approximately 135,000 Bbl/d remaining in the gas stream

•                  Realized natural gas equivalent price averaged $4.00 per Mcfe after hedges including liquids

•                  Realized C3+ NGL price averaged $31.63 per Bbl for the quarter and $34.70 per Bbl during February and March once Antero began to export significant volumes out of Marcus Hook via Mariner East 2

•                  Represents 58% of NYMEX WTI oil price for the quarter and 61% of WTI during February and March

•                  Includes a weighted average premium to Mont Belvieu of $0.17 per gallon on February and March C3+ volumes that were shipped on Mariner East 2 and exported

•                  Antero’s 2019 C3+ NGL prices expected to be $4 per barrel higher than January implied guidance

•                  Realized natural gas price averaged $3.30 per Mcf, a $0.15 premium to the NYMEX Henry Hub natural gas price per MMBtu before hedges

•                  Reported $979 million of Net Income, or $3.17 per diluted share, and Adjusted Net Income of $108 million (Non-GAAP), or $0.35 per diluted share

•                  Reported Adjusted EBITDAX of $443 million (Non-GAAP)

•                  Reduced debt by $360 million during the quarter with proceeds from the simplification transaction and $68 million of Free Cash Flow generated during the quarter

•                  Debt to trailing twelve months Adjusted EBITDAX declined to 2.1x

•                  755,000 MMBtu/d of natural gas is hedged at a weighted average price of $3.34 and 1,575,000 MMBtu/d is hedged at a $2.50/MMBtu floor for the last three quarters of 2019

•                  Set what we believe is a world record for a horizontal well by drilling 9,184 lateral feet in 24 hours

Paul Rady, Chairman and CEO said, “We begin 2019 with significant momentum driven by both organizational and operational achievements.  On the organizational front, we closed the midstream simplification transaction in mid-March and reduced leverage to 2.1x with the cash proceeds. We also deconsolidated Antero Midstream financials from Antero Resources. We believe this will result in more transparency for the upstream business and create a simpler story going forward.  On the operational front, we began shipping propane and butane on Mariner East 2 to the Marcus Hook dock for export in February.  This has resulted in a material uplift to our cash flow, as international spreads to Mont Belvieu have been attractive. We are the anchor shipper on Mariner East 2 with nearly one-third of the total available capacity under contract and additional expansion rights.  As the largest liquids producer in the U.S. with this geographical advantage out of the Northeast through Mariner East 2, we are well positioned to achieve superior margins on our liquids volumes going forward.”

Recent Developments

Natural Gas Liquids (NGLs) Update

Beginning in February, Antero gained access to the international LPG markets via its commitment on the Mariner East 2 pipeline to the Marcus Hook Terminal located near Philadelphia, Pennsylvania on the Delaware River. Antero has 50,000 Bbl/d of firm capacity on Mariner East 2, comprised of 35,000 Bbl/d for propane and 15,000 Bbl/d for butane, representing nearly one-third of the total Mariner East 2 capacity today.  Antero also has expansion rights on Mariner East 2 that would allow the Company to double its total firm capacity to 100,000 Bbl/d.

As a result of this substantial exposure to international LPG markets, Antero was able to realize average C3+ NGL prices that were at a premium to Mont Belvieu pricing during February and March.  Antero’s average realized C3+ NGL realized price before hedging improved from 52% of WTI in January to 61% of WTI, on average, in February and March.    Despite Mont Belvieu prices being at historical lows as a percentage of WTI during the first quarter partly due to various shipping constraints, Antero was able to significantly benefit from exporting nearly 30% of its C3+ NGLs.  For example, in February and March, propane and butane products were sold at a weighted average premium to Mont Belvieu of $0.13 and $0.29 per gallon, respectively, at Marcus Hook.

C3+ NGL Product Destination Composition for the First Quarter 2019

As shown in the table below, for the full quarter, Antero shipped 29% of total C3+ net volume on Mariner East 2 for export and realized a $0.17 per gallon premium to Mont Belvieu pricing on this volume at Marcus Hook.  Antero sold the remaining 71% of C3+ net volume at a $0.09 discount to Mont Belvieu pricing at Hopedale.  For the remaining three quarters of 2019, Antero expects to ship approximately 50% of C3+ NGL production on Mariner East 2 for export assuming that Mariner East 2 does not increase to full capacity of 275,000 Bbl/d before year-end 2019.  If the capacity increases, Antero will likely ship a higher percentage of volume on Mariner East 2.

	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane shipped on ME2	Marcus Hook	28,795	29%	$0.17
Remaining C3+ NGL volume (1)	Hopedale	68,915	71%	$(0.09)
Total C3+ NGLs		97,710	100%	$(0.01)

(1) Represents Antero C3+ volume sold by third-party midstream providers (domestically or internationally via exports).

C3+ NGL 2019 Pricing Update

For the full year of 2019, Antero expects to receive an approximate $4 per barrel improvement in C3+ NGL pricing compared to the original guidance issued in January 2019 when the WTI futures oil price averaged approximately $50 per barrel for 2019.  This equates to 55% to 60% of the current WTI strip pricing of $61 per barrel for 2019.  As it pertains to C3+ volumes sold at Hopedale, Antero anticipates wider price differentials relative to Mont Belvieu during the second and third quarters and tighter price differentials during the fourth quarter, based on current strip pricing.

	2019 — Initial		2019 — Revised				2019 — Variance
	Low	High	Low		High		Low	High

C3+ NGL Pricing ($/Bbl)	$30.00	$32.50	$33.55		$36.60		$3.55	$4.10
NYMEX WTI Oil Price ($/Bbl)	$50.00	$50.00	$61.00	(1)	$61.00	(1)
Implied C3+ NGL Pricing % of WTI	60%	65%	55%		60%

(1) Revised WTI based on strip pricing as of April 30, 2019.

2019 Ethane Production Guidance

During the first quarter, driven by contracted volumes and volumes required to meet pipeline specifications, Antero recovered 38,989 Bbl/d of ethane. This represented approximately 11,000 Bbl/d less volume than Antero’s prior guidance, which was based on ethane pricing that supported further economic ethane recovery.  This resulted in 50 MMcfe/d less production during the first quarter on a natural gas equivalent basis.  Importantly, Antero has the flexibility to reject any remaining ethane in the stream above its contracted volume and volumes required to meet pipeline specifications and sell the ethane at natural gas value to maximize overall profitability and cash flow.

Based on current strip pricing as of April 30, 2019 for ethane, for the remainder of 2019, Antero intends to continue recovering ethane only at levels necessary to fulfill ethane contracts and meet pipeline specs.  For the full year of 2019, Antero expects to recover total ethane volumes in a range of 38,000 to 42,000 barrels per day, down from a previously guided range of 48,000 to 52,000 barrels per day set in January 2019.  To the extent ethane prices improve to levels that support ethane recovery economics, Antero intends to elect to recover additional ethane volumes.  There has been no change to the expected production guidance range for the year of 3,150 MMcfe/d to 3,250 MMcfe/d.

Borrowing Base Reaffirmed at $4.5 Billion

As a result of the recent spring borrowing base redetermination, the borrowing base under Antero Resources’ credit facility was reaffirmed at $4.5 billion.  Lender commitments under the facility will remain at $2.5 billion.   The bank syndicate is currently comprised of 24 banks.  As of March 31, 2019, Antero had $50 million of outstanding borrowings under its credit facility.

First Quarter 2019 Financial Results

For the three months ended March 31, 2019, Antero reported GAAP net income of $979 million, or $3.17 per diluted share, compared to GAAP net income of $15 million, or $0.05 per diluted share, in the prior year period.  Excluding items detailed in “Non-GAAP Financial Measures,” Adjusted Net Income was $108 million, or $0.35 per diluted share, compared to an Adjusted Net Income of $136 million during the three months ended March 31, 2018, or $0.43 per diluted share.

Adjusted EBITDAX was $443 million, a 9% decrease compared to $488 million in the prior year period, due to a substantial gain for settled marketing derivatives in the prior year period as a result of extreme cold weather conditions in the Northeast in January 2018.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2019:

	Three months ended March 31, 2019
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,211	11,305	97,710	38,989	3,099

Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$3.30	$47.23	$31.63	$10.12	$3.65
Settled commodity derivatives	0.49	—	(0.04)	—	0.35
Average realized prices after settled derivatives	$3.79	$47.23	$31.59	$10.12	$4.00

NYMEX average price	$3.15	$54.83			$3.15
Premium / (Differential) to NYMEX	$0.64	$(7.60)			$0.85

Net daily natural gas equivalent production in the first quarter averaged 3,099 MMcfe/d, including 148,003 Bbl/d of liquids (29% of production), an increase of 30% compared to the prior year period.

Total liquids production grew 44% compared to the prior year period.  Liquids revenue represented approximately 35% of total product revenue before hedges.  Oil production averaged 11,305 Bbl/d, an increase of 92% over the prior year period.  C3+ NGLs production averaged 97,710 Bbl/d, an increase of 54% over the prior year period.  Recovered ethane production averaged 38,989 Bbl/d, an increase of 16% over the prior year period.  The Mariner East 1 pipeline was temporarily taken out of service during the quarter.  As a result, Antero elected to reject larger ethane volumes and sell as higher BTU natural gas, realizing a better net price relative to ethane netback pricing during the quarter, highlighting the flexibility offered by Antero’s firm transportation portfolio during periods of operational downtime.

Antero’s average realized natural gas price before hedging was $3.30 per Mcf, representing a 5% increase versus the prior year period and a $0.15 per Mcf premium to the average NYMEX Henry Hub price.  Including hedges, Antero’s average realized natural gas price was $3.79 per Mcf, a $0.64 premium to the average NYMEX price, reflecting the realization of a cash settled natural gas hedge gain of $97 million, or $0.49 per Mcf.

Antero’s average realized C3+ NGL price before hedging was $31.63 per barrel, or 58% of the average NYMEX WTI oil price, representing a 13% increase versus the prior year period.  Antero’s average realized C3+ NGL price before hedging during the February and March months was $34.70 per barrel, representing 61% of the average NYMEX WTI oil price, and improving by 29% from $26.88 per barrel during the month of January.  Antero’s average realized C2+ NGL price before hedging was $25.50 per barrel, or 47% of the average NYMEX WTI oil price.

Antero’s average realized oil price before hedging was $47.23 per barrel, a $7.60 differential to the average NYMEX WTI price and a 17% decrease versus the prior year period.  The average realized ethane price was $0.24 per gallon, or $10.12 per barrel, a 13% increase compared to $0.21 per gallon, or $8.94 per barrel, in the prior year period.

Antero’s average natural gas equivalent price including recovered C2+ NGLs and oil, but excluding hedge settlements, was $3.65 per Mcfe, representing a 3% increase compared to the prior year period.  Including hedges, the Company’s average natural gas equivalent price was $4.00 per Mcfe, a 1% decrease from the prior year period.  The net cash settled commodity derivative gain on all products was $97 million, or $0.35 per Mcfe.

Total revenue in the first quarter was $1.0 billion, approximately equivalent to the prior year period.  Revenue included a $174 million non-cash loss on unsettled commodity derivatives, while the prior year included a $95 million non-cash loss on unsettled derivatives.  Revenue Excluding Unrealized Derivative Gains (Losses) (non-GAAP) was $1.2 billion, an 8% increase versus the prior year period.

Adjusted Net Cash Provided by Operating Activities was $485 million during the first quarter.

The following table presents a calculation of Adjusted EBITDAX margin (non-GAAP measure) on a per Mcfe basis and a reconciliation to realized price before cash receipts for settled derivatives, the nearest GAAP financial measure.  Adjusted EBITDAX margin represents Adjusted EBITDAX divided by production, a measure that helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure.

	Three months ended March 31,
	2018	2019
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.56	3.65
Distributions from Antero Midstream	0.19	0.17
Marketing, net (1)	0.27	(0.26)
Gathering, compression, processing and transportation costs	(1.80)	(1.92)
Lease operating expense	(0.15)	(0.15)
Production and ad valorem taxes	(0.12)	(0.12)
General and administrative (excluding equity-based compensation) (2)	(0.15)	(0.13)
Adjusted EBITDAX margin before settled commodity derivatives	1.80	1.24
Cash receipts for settled commodity derivatives	0.48	0.35
Adjusted EBITDAX margin ($ per Mcfe):	$2.28	1.59

(1) Includes cash payments for settled marketing derivative gains of $0.49 per Mcfe in 2018.

(2) Excludes $6.3 million related to one-time midstream simplification transaction fees.

Per unit cash production expense, which equals the sum of lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes, was $2.19 per Mcfe, a 6% increase compared to $2.07 per Mcfe in the prior year period.  The per unit cash production expense for the quarter included $1.92 per Mcfe for gathering, compression, processing and transportation costs, $0.15 per Mcfe for lease operating costs, and $0.12 per Mcfe for production and ad valorem taxes.  Per unit gathering, compression, processing and transportation costs reflect higher expenses related to the commencement of Mariner East 2 pipeline in February 2019 that enabled Antero to in turn deliver higher C3+ NGL prices on volumes sold at the Marcus Hook terminal.

Per unit net marketing expense was $0.26 per Mcfe compared to $0.27 per Mcfe gain reported in the prior year period.  Excluding prior year settled marketing derivative gains of $0.49 per Mcfe, net marketing expense modestly increased due to higher unutilized capacity related to incremental firm transportation that was placed in service during the previous quarter with the completion of TransCanada subsidiary Columbia Pipeline Group’s Mountaineer Xpress and Gulf Xpress.  All of Antero’s natural gas firm transportation commitments are now in service.  The first quarter 2019 net marketing expense is expected to decline materially over the next couple of years as the firm transportation commitments are filled with Antero production growth.

Per unit general and administrative expense, excluding non-cash equity-based compensation expense and $6.3 million in non-recurring midstream simplification transaction fees, decreased by 9% to $0.13 per Mcfe, compared to the prior year period.  General and administrative expense on a per Mcfe basis decreased due to increased production levels.

Adjusted EBITDAX margin after commodity derivatives was $1.59 per Mcfe, a 30% decrease from the prior year period, primarily due to a substantial gain for settled marketing derivatives in the prior year period.  Excluding prior year settled marketing derivatives, adjusted EBITDAX margin declined 4%.

Operating Update

First Quarter 2019

Marcellus Shale — Antero placed 23 horizontal Marcellus wells to sales during the first quarter of 2019 with an average lateral length of 9,500 feet and an average 60-day rate per well of 18.6 MMcfe/day on choke. The 60-day average rate per well included 953 Bbl/d of liquids, including oil, C3+ NGLs and assuming 25% ethane recovery.  Noteworthy results from the wells placed to sales during the first quarter are below:

•                  A 12-well pad with an average lateral length of 9,900 feet produced a 60-day average rate of 215 MMcfe/d, or 17.9 MMcfe/d per well, including 160 Bbl/d of oil, 650 Bbl/d of C3+ NGLs and 200 Bbl/d of recovered ethane, assuming 25% ethane recovery

•                  A 10-well pad with an average lateral length of 9,150 feet produced a 60-day average rate of 200 MMcfe/d, or 20 MMcfe/d per well, including 75 Bbl/d of oil, 590 Bbl/d of C3+ NGLs and 225 Bbl/d of recovered ethane, assuming 25% ethane recovery

During the period, Antero drilled 36 wells with an average lateral length of 10,000 feet in an average of 11.6 total days from spud to final rig release, which represents a 6% reduction in total drilling time from 2018 levels.  In addition, Antero drilled an average of 5,300 lateral feet per day in the quarter, the highest quarterly rate in company history, representing a 14% increase in lateral footage performance compared to 2018.  And also, significantly, Antero set what it believes is a world record for a horizontal well by drilling 9,184 feet of lateral in 24 hours.  Completion efficiencies also improved materially during the first quarter, as the Company averaged 5.3 stages per day, a 23% increase from 4.3 stages per day during the first quarter of 2018.

For the remainder of 2019, Antero plans to operate an average of four drilling rigs, including three large rigs, and an average of three completion crews.  This is a reduction from the five drillings rigs and four completion crews operating in the first quarter.  In 2019, the Company expects to drill 120 to 130 wells and place 115 to 125 wells online, which is consistent with the Company’s prior guidance.

First Quarter 2019 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended March 31, 2019, were $380 million.  Antero placed 23 wells to sales and drilled 36 wells during the first quarter.  As a result of the reduced drilling rig and completion crew count for the remainder of 2019, Antero expects the drilling and completion capital expenditures in the second and third quarters of 2019 to be in the low $300 million range.  Additionally, Antero is reducing its 2019 drilling and completion capital budget to $1.3 billion to $1.375 billion.  Approximately 65  For a reconciliation of accrued drilling and completion capital expenditures to cash drilling and completion capital expenditures for the three months ended March 31, 2019, see the supplemental table at the end of this press release.

In addition to capital invested in drilling and completion costs, the Company invested $27 million for land.

President and CFO, Glen Warren, commented, “Antero Resources is a clear leader in the Appalachian basin, with a highly profitable business driven by our leading natural gas liquids and natural gas sales portfolios. With the largest exposure to favorably priced international markets on the NGL side, and a firm transportation portfolio on the natural gas side that reaches the top demand centers in the U.S., particularly the LNG corridor. Antero is well positioned to continue delivering best-in-class EBITDA margins and growing the business.  We believe profitable growth, a strong balance sheet and greater transparency in our financial statements provide an attractive value for investors today.”

Mr. Warren continued, “The financial and operational achievements of the first quarter provide us with significant momentum for the remainder of the year.  We brought 23 wells to sales during the quarter, and an additional 23 wells in the month of April, driving an attractive growth trajectory, which we expect to achieve at lower quarterly capital expenditures in the coming quarters.”

Balance Sheet and Liquidity

As of March 31, 2019, Antero’s debt was $3.5 billion, of which $50 million were borrowings outstanding under the Company’s revolving credit facility.  Total lender commitments under this facility were $2.5 billion.  Debt to trailing twelve months Adjusted EBITDAX ratio was 2.1x.

Commodity Derivative Positions

Antero has hedged 1.3 Tcf of natural gas at a weighted average index price of $3.05 per MMBtu through 2023 with a combination of fixed price swap positions and collar agreements.  Antero also has oil hedges entered into subsequent to the end of the first quarter of 2019 that totaled 5,000 Bbls/day at a weighted average price of $60.16 from May 2019 through December 2020.  As of March 31, 2019, the Company’s estimated fair value of commodity derivative instruments was $432 million.

Antero’s estimated natural gas production for 2019 is fully hedged with a combination of fixed price swap positions and collar agreements.  As of March 31, 2019, the Company had fixed price swaps totaling 755,000 MMbtu/day of natural gas for April 2019 through December 2019 fixed at a weighted average price of $3.34 per MMbtu.  Collar agreements for April 2019 through December 2019 total 1,575,000 MMBtu/day of natural gas at a weighted average floor and ceiling of $2.50 and $3.37, respectively.  During 2019, Antero also has oil fixed price swap positions on 5,000 Bbls/day at a weighted average price of $61.83 from May 2019 through December 2019.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, for more information on all commodity derivative positions.

The following tables summarize Antero’s natural gas hedge position as of March 31, 2019:

Fixed price natural gas positions from April 1, 2019 through December 31, 2023 were as follows:

	Natural gas MMbtu/day	Weighted average index price
Three months ending June 30, 2019:
NYMEX ($/MMBtu)	755,000	$3.26
Total	755,000
Three months ending September 30, 2019:
NYMEX ($/MMBtu)	755,000	$3.32
Total	755,000
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	755,000	$3.45
Total	755,000
Year ending December 31, 2020:
NYMEX ($/MMBtu)	1,417,500	$3.00
Year ending December 31, 2021:
NYMEX ($/MMBtu)	710,000	$3.00
Year ending December 31, 2022:
NYMEX ($/MMBtu)	850,000	$3.00
Year ending December 31, 2023:
NYMEX ($/MMBtu)	90,000	$2.91

Natural gas collar positions from April 1, 2019 through December 31, 2019 were as follows:

	Natural gas	Weighted average index price
	MMbtu/day	Ceiling price	Floor price
Three months ending June 30, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.30	$2.50
Three months ending September 30, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.30	$2.50
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.52	$2.50

Fixed price oil positions from May 1, 2019 through December 31, 2020 are as follows:

	Oil Bbl/day	Weighted average index price
Three months ending June 30, 2019:
NYMEX WTI ($/Bbl)	3,352	$61.83
Three months ending September 30, 2019:
NYMEX WTI ($/Bbl)	5,000	$61.83
Three months ending December 31, 2019:
NYMEX WTI ($/Bbl)	5,000	$61.83
Year ending December 31, 2020:
NYMEX WTI ($/Bbl)	5,000	$59.03

Conference Call

A conference call is scheduled on Thursday, May 2, 2019 at 9:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 877-407-9079 (U.S.), 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, May 9, 2019 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International).

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, May 9, 2019 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of, and is not incorporated by reference into, this press release.

Guidance

Included in this release are updates to certain 2019 guidance projections. Any 2019 projections not discussed in this release are unchanged from previously stated guidance.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative (Gains) Losses

Revenue Excluding Unrealized Derivative (Gains) Losses as set forth in this release represents total revenue adjusted for non-cash (gains) losses on unsettled derivatives.  Antero believes that Revenue Excluding Unrealized Derivative (Gains) Losses is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue Excluding Unrealized Derivative (Gains) Losses is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to Revenue Excluding Unrealized Derivative (Gains) Losses (in thousands):

	Three months ended March 31,
	2018	2019
Total revenue	$1,028,101	$1,037,407
Commodity derivative fair value (gains) losses	(22,437)	77,368
Marketing derivative fair value gains	(94,234)	—
Gains on settled commodity derivatives	101,341	97,092
Gains on settled marketing derivatives	110,042	—
Revenue Excluding Unrealized Derivative Gains	$1,122,813	$1,211,867

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income, adjusted for certain items.  Antero believes that Adjusted Net Income (Loss) and Adjusted net income (loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.  The following tables reconcile net income (loss) before income taxes to Adjusted Net Income (Loss) (in thousands):

	Three months ended
	March 31, 2019
	2018	2019

Net income attributable to Antero Resources Corp	$14,833	$978,763
Commodity derivative fair value (gains) losses	(22,437)	77,368
Gains on settled commodity derivatives	101,341	97,092
Marketing derivative fair value gains	(94,234)	—
Gains on settled marketing derivatives	110,042	—
Impairment of unproved properties	50,536	81,244
Equity-based compensation	14,945	6,426
Gain on deconsolidation of Antero Midstream Partners LP	—	(1,406,042)
Contract termination and rig stacking	—	8,360
Simplification transaction fees	—	6,297
Tax effect of reconciling items (1)	(38,751)	264,809
Other tax items (2)	—	(6,513)
Adjusted Net Income	$136,275	$107,804

Fully Diluted Shares Outstanding	316,911	308,788

Per Share Amounts

	Three months ended
	March 31, 2019
	2018	2019
Net income attributable to Antero Resources Corp	$0.05	3.17
Commodity derivative fair value (gains) losses	(0.07)	0.25
Gains on settled commodity derivatives	0.32	0.31
Marketing derivative fair value gains	(0.30)	—
Gains on settled marketing derivatives	0.35	—
Impairment of unproved properties	0.16	0.26
Equity-based compensation	0.04	0.02
Gain on deconsolidation of Antero Midstream Partners LP	—	(4.55)
Contract termination and rig stacking	—	0.03
Simplification transaction fees	—	0.02
Tax effect of reconciling items (1)	(0.12)	0.86
Other tax items (2)	—	(0.02)
Adjusted Net Income	$0.43	0.35

(1)  Deferred taxes were approximately 24% for 2018 and 23% for 2019.

(2) Tax adjustment related to the previously announced simplification transaction.

Adjusted Net Cash Provided by Operating Activities and Free Cash Flow

Adjusted Net Cash Provided by Operating Activities as presented in this release represents net cash provided by operating activities excluding net cash provided by operating activities from Antero Midstream Partners consolidated through March 12, 2019.  Adjusted Net Cash Provided by Operating Activities is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Adjusted Net Cash Provided by Operating Activities is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Free Cash Flow as defined by the Company represents Adjusted Net Cash Provided by Operating Activities, less drilling and completion capital, less drilling and completion capital paid to Antero Midstream Partners from January 1 to March 12, 2019, less land capital.

Management believes that Adjusted Net Cash Provided by Operating Activities and Free Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt.

There are significant limitations to using Adjusted Net Cash Provided by Operating Activities and Free Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Net Cash Provided by Operating Activities and Free Cash Flow reported by different companies.  Adjusted Net Cash Provided by Operating Activities and Free Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Net Cash Provided by Operating Activities and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.  Furthermore, we may calculate such measures differently from similarly titled measures used by other companies.

The following table reconciles net cash provided by operating activities to Adjusted Net Cash Provided by Operating Activities and Free Cash Flow as used in this release (in thousands):

	Three months ended March 31,
	2018	2019
Net cash provided by operating activities	$541,549	539,004
Antero Midstream Partners net cash provided by operating activities (1)	(43,291)	(54,100)
Adjusted Net Cash Provided By Operating Activities	498,258	484,904
Additions to unproved properties	(49,569)	(27,463)
Drilling and completion costs (2)	(420,627)	(389,252)
Free Cash Flow	$28,062	68,189

(1) Represents Antero Midstream Partners net cash provided by operating activities that was consolidated in Antero Resources’ financial results in the first quarter of 2018 and from January 1, 2019, to March 12, 2019.

(2) Represents Antero Resources’ drilling and completion costs inclusive of costs paid to Antero Midstream Partners that were consolidated in Antero Resources’ financial results in the first quarter of 2018 and from January 1, 2019, to March 12, 2019.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents.  Management uses Net Debt to evaluate its financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2018	2019

AR bank credit facility	$405,000	50,000
AM bank credit facility (1)	990,000	—
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024 (1)	650,000	—
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,241	1,168
Net unamortized debt issuance costs (1)	(34,553)	(25,218)
Consolidated total debt	$5,461,688	3,475,950
Less: AR cash and cash equivalents	—	—
Less: AM cash and cash equivalents (1)	—	—
Consolidated net debt	$5,461,688	3,475,950

Less: Antero Midstream Partners debt net of cash and unamortized premium and debt issuance costs (1)	$1,632,147	—
Net Debt	$3,829,541	3,475,950

(1) Effective March 13, 2019, Antero Midstream Partners is no longer consolidated in Antero’s results

Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents income or loss, including noncontrolling interests, before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses other than proceeds from derivative monetizations, income taxes, impairment, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, gain or loss on changes in the fair value of contingent acquisition consideration , contract termination and rig stacking costs, and equity in earnings or loss of Antero Midstream. Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units prior to the closing of the simplification transaction on March 12, 2019.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s condensed consolidated financial statements.  While there are limitations associated with the use of Adjusted EBITDAX described below, management believes that this measure is useful to an investor in evaluating the Company’s financial performance because it:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by management for various purposes, including as a measure of Antero’s operating performance, in presentations to the Company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  In addition, Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

The following table represents a reconciliation of Adjusted EBITDAX to net income (loss), including noncontrolling interest, and net cash provided by operating activities per our consolidated statements of cash flows.

	Three months ended March 31,
(in thousands)	2018	2019
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$14,833	$978,763
Net income and comprehensive income attributable to noncontrolling interests	65,977	46,993
Commodity derivative fair value (gains) losses (1)	(22,437)	77,368
Gains on settled commodity derivatives (1)	101,341	97,092
Marketing derivative fair value gains (1)	(94,234)	—
Gains on settled marketing derivatives (1)	110,042	—
Gain on deconsolidation of Antero Midstream Partners LP	—	(1,406,042)
Interest expense	64,426	71,950
Income tax expense	9,120	288,710
Depletion, depreciation, amortization, and accretion	228,934	241,177
Impairment of unproved properties	50,536	81,244
Impairment of gathering systems and facilities	—	6,982
Exploration expense	1,885	126
Equity-based compensation expense	21,156	8,903
Equity in earnings of unconsolidated affiliates	(7,862)	(14,081)
Distributions from unconsolidated affiliates	7,085	12,605
Contract termination and rig stacking	—	8,360
Simplification transaction fees	—	6,297
	550,802	506,447

Net income and comprehensive income attributable to noncontrolling interests	(65,977)	(46,993)
Antero Midstream Partners interest expense (2)	(10,928)	(16,815)
Antero Midstream Partners depreciation, accretion of ARO and accretion of contingent consideration (2)	(36,340)	(21,770)
Antero Midstream Partners impairment	—	(6,982)
Antero Midstream Partners equity-based compensation expense (2)	(6,211)	(2,477)
Antero Midstream Partners equity in earnings of unconsolidated affiliates (2)	7,862	12,264
Antero Midstream Partners distributions from unconsolidated affiliates (2)	(7,085)	(12,605)
Equity in earnings of Antero Midstream Partners (2)	20,128	(15,021)
Distributions from Antero Midstream Partners (2)	36,088	46,469
Antero Midstream Partners related adjustments	(62,463)	(63,930)
Adjusted EBITDAX	$488,339	442,517

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$488,339	442,517
Antero Midstream Partners related adjustments	62,463	63,930
Interest expense	(64,426)	(71,950)
Exploration expense	(1,885)	(126)
Changes in current assets and liabilities	56,089	109,065
Simplification transaction fees	—	(6,297)
Other	—	(9,216)
Other non-cash items	969	11,081
Net cash provided by operating activities	$541,549	539,004

Adjusted EBITDAX	$488,339	$442,517
Production (MMcfe)	213,854	278,868
Adjusted EBITDAX margin per Mcfe	$2.28	$1.59

(1) The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period.  As a result, derivative gains included in the calculation Adjusted EBITDAX only reflect derivatives which settled during the period.  The adjustments do not include proceeds from derivatives monetization.

(2) Amounts reflected are net of any elimination adjustments for intercompany activity and include activity related to Antero Partners through March 12, 2019 (date of deconsolidation).  Effective March 13, 2019, Antero accounts for its unconsolidated investment in Antero Midstream using the equity method of accounting.  See Note 5 to the unaudited condensed consolidated financial statements in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for further discussion on equity method investments.

The following table reconciles Antero’s net income to Adjusted EBITDAX for the twelve months ended March 31, 2019, as used in this release (in thousands):

Twelve months ended
(in thousands)	March 31, 2019
Net income and comprehensive income attributable to Antero Resources Corporation	$566,413
Commodity derivative fair value gains	187,399
Gains on settled commodity derivatives	238,863
Marketing derivative fair value gains	153
Losses on settled marketing derivatives	(37,355)
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)
Interest expense	226,614
Income tax expense	150,733
Depletion, depreciation, amortization, and accretion	868,075
Impairment of unproved properties	580,145
Impairment of gathering systems and facilities	4,470
Exploration expense	3,199
Gain on change in fair value of contingent acquisition consideration	96,893
Equity-based compensation expense	40,822
Equity in (earnings) loss of Antero Midstream Partners LP	(31,485)
Equity in (earnings) loss of unconsolidated affiliates	(1,817)
Distributions from Antero Midstream Partners LP	169,562
Contract termination and rig stacking	8,360
Simplification transaction fees	6,297
Adjusted EBITDAX	$1,671,299

Drilling and Completion Capital Expenditures

The following tables reconcile Antero’s drilling and completion costs as reported on a cash basis to drilling and completion costs on an accrual basis (in thousands):

	Three months ended March 31,
	2018	2019
Drilling and completion costs (as reported; cash basis)	$359,868	368,687
Drilling and completion costs paid to Antero Midstream Partners (cash basis) (1)	60,759	20,565
Adjusted drilling and completion costs (cash basis)	420,627	389,252
Change in accrued capital costs	21,054	(9,601)
Adjusted drilling and completion costs (accrual basis)	$441,681	379,651

(1) Represents drilling and completion costs paid to Antero Midstream Partners that were consolidated in Antero Resources’ financial results in the first quarter of 2018 and from January 1, 2019, to March 12, 2019.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding the expected sources of funding and timing for completion of the share repurchase program if at all, statements regarding expected results in 2019, future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, Adjusted EBITDAX, Adjusted Net Cash Provided by Operating Activities, Free Cash Flow, leverage targets, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2018.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

March 31, 2018 and 2019

(unaudited)

(In thousands, except per share amounts)

	December 31, 2018	March 31, 2019
Assets
Current assets:
Accounts receivable	$51,073	48,979
Accrued revenue	474,827	365,151
Derivative instruments	245,263	122,425
Other current assets	35,450	8,341
Total current assets	806,613	544,896
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,767,600	1,701,002
Proved properties	12,705,672	13,056,874
Water handling and treatment systems	1,013,818	—
Gathering systems and facilities	2,470,708	17,825
Other property and equipment	65,842	68,535
	18,023,640	14,844,236
Less accumulated depletion, depreciation, and amortization	(4,153,725)	(3,872,886)
Property and equipment, net	13,869,915	10,971,350
Operating leases right-of-use assets	—	3,433,515
Derivative instruments	362,169	313,909
Investments in unconsolidated affiliates	433,642	1,989,612
Other assets	47,125	35,448
Total assets	$15,519,464	17,288,730

Liabilities and Equity
Current liabilities:
Accounts payable	$66,289	48,096
Accounts payable, related parties	—	110,980
Accrued liabilities	465,070	384,707
Revenue distributions payable	310,827	301,066
Derivative instruments	532	3,894
Short-term lease liabilities	2,459	413,103
Other current liabilities	8,363	4,935
Total current liabilities	853,540	1,266,781
Long-term liabilities:
Long-term debt	5,461,688	3,475,950
Deferred income tax liability	650,788	1,171,866
Long-term lease liabilities	2,873	3,024,582
Other liabilities	63,098	56,753
Total liabilities	7,031,987	8,995,932
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 308,594 shares and 308,741 shares issued and outstanding at December 31, 2018 and March 31, 2019, respectively	3,086	3,087
Additional paid-in capital	6,485,174	6,133,400
Accumulated earnings	1,177,548	2,156,311
Total stockholders’ equity	7,665,808	8,292,798
Noncontrolling interests in consolidated subsidiary	821,669	—
Total equity	8,487,477	8,292,798
Total liabilities and equity	$15,519,464	17,288,730

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended March 31, 2018 and 2019

(unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2019
Revenue and other:
Natural gas sales	$497,663	657,266
Natural gas liquids sales	234,170	313,685
Oil sales	30,273	48,052
Commodity derivative fair value gains (losses)	22,437	(77,368)
Gathering, compression, water handling and treatment	4,935	4,479
Marketing	144,389	91,186
Marketing derivative fair value gains	94,234	—
Other income	—	107
Total revenue	1,028,101	1,037,407
Operating expenses:
Lease operating	26,722	41,732
Gathering, compression, processing, and transportation	291,938	424,529
Production and ad valorem taxes	25,823	35,678
Marketing	195,739	163,084
Exploration	1,885	126
Impairment of unproved properties	50,536	81,244
Impairment of gathering systems and facilities	—	6,982
Depletion, depreciation, and amortization	228,244	240,201
Accretion of asset retirement obligations	690	976
General and administrative (including equity-based compensation expense of $21,156 and $8,903 in 2018 and 2019, respectively)	60,030	68,202
Contract termination and rig stacking	—	8,360
Total operating expenses	881,607	1,071,114
Operating income (loss)	146,494	(33,707)
Other income (expenses):
Equity in earnings of unconsolidated affiliates	7,862	14,081
Interest	(64,426)	(71,950)
Gain on deconsolidation of Antero Midstream Partners LP	—	1,406,042
Total other expenses	(56,564)	1,348,173
Income before income taxes	89,930	1,314,466
Provision for income tax expense	(9,120)	(288,710)
Net income and comprehensive income including noncontrolling interests	80,810	1,025,756
Net income and comprehensive income attributable to noncontrolling interests	65,977	46,993
Net income and comprehensive income attributable to Antero Resources Corporation	$14,833	978,763

Earnings per common share—basic	$0.05	3.17

Earnings per common share—assuming dilution	$0.05	3.17

Weighted average number of shares outstanding:
Basic	316,471	308,694
Diluted	316,911	308,788

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2018 and 2019

(In thousands)

	Three Months Ended March 31,
	2018	2019
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$80,810	1,025,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	228,934	241,177
Impairment of unproved properties	50,536	81,244
Impairment of gathering systems and facilities	—	6,982
Commodity derivative fair value (gains) losses	(22,437)	77,368
Gains on settled commodity derivatives	101,341	97,092
Marketing derivative fair value gains	(94,234)	—
Gains on settled marketing derivatives	110,042	—
Deferred income tax expense	9,120	287,854
Equity-based compensation expense	21,156	8,903
Equity in earnings of unconsolidated affiliates	(7,862)	(14,081)
Distributions of earnings from unconsolidated affiliates	7,085	12,605
Gain on deconsolidation of Antero Midstream Partners LP	—	(1,406,042)
Other	969	11,081
Changes in current assets and liabilities:
Accounts receivable	8,204	42,168
Accrued revenue	20,199	109,677
Other current assets	(1,431)	1,364
Accounts payable	(8,042)	(21,370)
Accrued liabilities	10,359	(14,965)
Revenue distributions payable	28,290	(9,761)
Other current liabilities	(1,490)	1,952
Net cash provided by operating activities	541,549	539,004
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(49,569)	(27,463)
Drilling and completion costs	(359,868)	(368,687)
Additions to water handling and treatment systems	(40,285)	(24,416)
Additions to gathering systems and facilities	(93,670)	(48,239)
Additions to other property and equipment	(2,571)	(3,128)
Investments in unconsolidated affiliates	(17,389)	(25,020)
Proceeds from the Antero Midstream Partners LP Transactions	—	296,611
Change in other assets	(217)	(4,475)
Net cash used in investing activities	(563,569)	(204,817)
Cash flows provided by (used in) financing activities:
Issuance of senior notes	—	650,000
Borrowings (repayments) on bank credit facilities, net	75,000	(270,000)
Payments of deferred financing costs	—	(8,259)
Distributions to noncontrolling interests in Antero Midstream Partners LP	(55,915)	(85,076)
Employee tax withholding for settlement of equity compensation awards	(1,084)	(479)
Other	(1,269)	(841)
Net cash provided by financing activities	16,732	285,345
Effect of deconsolidation of Antero Midstream Partners LP	—	(619,532)
Net decrease in cash and cash equivalents	(5,288)	—
Cash and cash equivalents, beginning of period	28,441	—
Cash and cash equivalents, end of period	$23,153	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$42,010	37,081

Increase in accounts payable and accrued liabilities for additions to property and equipment	$12,691	22,825

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended March 31, 2018 and 2019:

	Three months ended March 31,		Amount of Increase	Percent
(in thousands)	2018	2019	(Decrease)	Change
Revenue:
Natural gas sales	$497,663	$657,266	$159,603	32%
NGLs sales	234,170	313,685	79,515	34%
Oil sales	30,273	48,052	17,779	59%
Commodity derivative fair value gains (losses)	22,437	(77,368)	(99,805)	(445)%
Gathering, compression, water handling and treatment	4,935	4,479	(456)	(9)%
Marketing	144,389	91,186	(53,203)	(37)%
Marketing derivative fair value gains	94,234	—	(94,234)	(100)%
Other income	—	107	107	*
Total revenue	1,028,101	1,037,407	9,306	1%
Operating expenses:
Lease operating	26,722	41,732	15,010	56%
Gathering, compression, processing, and transportation	291,938	424,529	132,591	45%
Production and ad valorem taxes	25,823	35,678	9,855	38%
Marketing	195,739	163,084	(32,655)	(17)%
Exploration	1,885	126	(1,759)	(93)%
Impairment of unproved properties	50,536	81,244	30,708	61%
Impairment of gathering systems and facilities	—	6,982	6,982	*
Depletion, depreciation, and amortization	228,244	240,201	11,957	5%
Accretion of asset retirement obligations	690	976	286	41%
General and administrative (excluding equity-based compensation)	38,874	59,299	20,425	53%
Equity-based compensation	21,156	8,903	(12,253)	(58)%
Contract termination and rig stacking	—	8,360	8,360	*
Total operating expenses	881,607	1,071,114	189,507	21%
Operating income (loss)	146,494	(33,707)	(180,201)	(123)%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	7,862	14,081	6,219	79%
Interest expense	(64,426)	(71,950)	(7,524)	12%
Gain on deconsolidation of Antero Midstream Partners LP	—	1,406,042	—	*
Total other expenses	(56,564)	1,348,173	(1,305)	2%
Income before income taxes	89,930	1,314,466	(181,506)	(202)%
Income tax expense	(9,120)	(288,710)	(279,590)	3,066%
Net income and comprehensive income including noncontrolling interest	80,810	1,025,756	(461,096)	(571)%
Net income and comprehensive income attributable to noncontrolling interest	65,977	46,993	(18,984)	(29)%
Net income and comprehensive income attributable to Antero Resources Corporation	$14,833	$978,763	$(442,112)	(2,981)%

Adjusted EBITDAX	$488,339	$442,517	$(44,355)	(9)%

* Not meaningful

	Three months ended March 31,		Amount of Increase	Percent
	2018	2019	(Decrease)	Change
Production data:
Natural gas (Bcf)	158	199	41	26%
C2 Ethane (MBbl)	3,029	3,509	480	16%
C3+ NGLs (MBbl)	5,693	8,794	3,101	54%
Oil (MBbl)	530	1,017	487	92%
Combined (Bcfe)	214	279	65	30%
Daily combined production (MMcfe/d)	2,376	3,099	723	30%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$3.14	$3.30	$0.16	5%
C2 Ethane (per Bbl)	$8.94	$10.12	$1.18	13%
C3+ NGLs (per Bbl)	$36.38	$31.63	$(4.75)	(13)%
Oil (per Bbl)	$57.14	$47.23	$(9.91)	(17)%
Weighted Average Combined (per Mcfe)	$3.56	$3.65	$0.09	3%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.85	$3.79	$(0.06)	(2)%
C2 Ethane (per Bbl)	$8.94	$10.12	$1.18	13%
C3+ NGLs (per Bbl)	$35.17	$31.59	$(3.58)	(10)%
Oil (per Bbl)	$51.12	$47.23	$(3.89)	(8)%
Weighted Average Combined (per Mcfe)	$4.04	$4.00	$(0.04)	(1)%
Average costs (per Mcfe):
Lease operating	$0.15	$0.15	$—	—%
Gathering, compression, processing, and transportation	$1.80	$1.92	$0.12	7%
Production and ad valorem taxes	$0.12	$0.12	$—	—%
Marketing expense, net	$0.24	$0.26	$0.02	8%
Depletion, depreciation, amortization, and accretion	$0.92	$0.79	$(0.13)	(14)%
General and administrative (excluding equity-based compensation)	$0.15	$0.16	$0.01	7%